September 5, 2016

Dear Paul,

It gives me great pleasure to confirm our offer for you to join XO Group Inc. as President of Local Marketplace. We expect your first day of employment to be September 7, 2016 or as otherwise mutually agreed upon, in our New York office.

Please understand that this offer is conditional upon our completion of customary background checks and your signing of the attached non-disclosure, non-competition and non-solicitation agreement, as well as your compliance with the U.S. Citizenship and Immigration Services regulations requiring the establishment of your identity and right to work in the United States. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes. This offer is also subject to the approval of its terms by the Compensation Committee of the Company’s Board of Directors, and your status as an executive officer will be subject to the Board of Director’s approval of your appointment as an executive officer of the Company.

Compensation Terms
If you commence employment with XO Group Inc., your compensation package would consist of the following terms.

Base Salary
Your annualized salary rate is $400,000 which will be paid semi-monthly, on the 15th and on the last workday of the month. The Base Salary shall be reviewed on an annual basis by the Compensation Committee of the Board of Directors.

Signing Bonus

You will receive a $100,000 signing bonus, which will be paid in one lump sum in conjunction with your first administratively practicable payroll following your start date. The bonus is taxable and all regular payroll taxes will be withheld upon payment. You agree to promptly repay to the Company: (i) one hundred percent (100%) of the gross amount of the bonus (i.e., before any reductions for federal, state, local or other taxes withheld on such amount) (“Total Bonus”) if you are either terminated or you resign from employment before the first anniversary of your start date; and (ii) fifty percent (50%) of the Total Bonus if you are either terminated or you resign from employment on or after the first anniversary of your start date and before the second anniversary of your start date.

Annual Bonus
You will be eligible to receive a bonus through your participation in the current XO Group 2016 Executive Incentive Plan and any successor plan available to senior executive officers (the “EIP”). The average target opportunity for 2016 for executive officers in positions similar to yours is 50% of base salary. Any bonus for 2016 will be in cash and pro-rated based on the date your employment commences and will be contingent on remaining employed and in good standing as of the date of payment. For subsequent annual periods, you will be eligible to participate in any annual bonus and long term incentive compensation plans generally established for executives and certain other senior leaders of XO Group by the committee of the XO Group Board of Directors responsible for such plan. Your participation will be subject to the terms and conditions of the incentive compensation program for executive officers and certain other senior leaders of XO Group, as may be in effect from time to time, including the EIP and, if applicable, a participation agreement between you and XO Group as applicable. Bonuses and incentive compensation are not guaranteed; you may receive the payment of a bonus or incentive compensation in one year but not the next. Any actual bonus and long term incentive compensation award will be dependent on your level of performance and achievement of your target goals, as well as XO Group’s performance. XO Group or the committee of the XO Group Board of Directors responsible for making the determination, as applicable, will determine whether you have earned such bonus and long term incentive compensation award (including whether the established performance goals have been met), which determination will be final and binding.

Restricted Stock and Stock Option Award

You will receive a restricted stock award of 20,000 shares of XO Group common stock (the “Restricted Stock”), subject to the terms and conditions contained herein. The Restricted Stock award will vest over a four-year term in a manner where the first 25% of the award will vest on the first anniversary of the award date, and the balance of the award will vest in equal annual installments thereafter, in each case, subject to your continuous service with the Company through each applicable vesting date. The Restricted Stock award will be made as soon as possible following the commencement of your employment, and will be subject to the standard terms and conditions of the XO Group Stock Incentive Plan, a restricted stock agreement between you and XO Group, and approval by the committee of the XO Group Board of Directors responsible for equity awards to new employees, in its sole discretion.

You will also receive an award of stock options to purchase 50,000 shares of XO Group Inc.’s common stock at an exercise price equal to the fair market value per share on the date of grant (the “Stock Options”), subject to the terms and conditions contained herein. The award will vest over a four-year term in a manner where the first 25% of the Stock Options award will vest on the first anniversary of the award date, and the balance of the award will vest in equal quarterly installments thereafter, in each case, subject to your continuous service with the Company through each applicable vesting date. Unless earlier terminated pursuant to the Stock Incentive Plan and the form of the stock option agreement issued thereunder, the Stock Options will remain exercisable for a period of no longer than ten years from the date of grant, at which time such Stock Options shall expire. The award will be made as soon as possible following the commencement of your employment, and will be subject to the standard terms and conditions of the XO Group Stock Incentive Plan, a stock option agreement between you and XO Group, and approval by the committee of the XO Group Board of Directors responsible for granting and approving equity awards to new employees, in its sole discretion.

In the event the you are terminated by the Company without Cause (as defined below) or as a result of the your resignation for Good Reason (as defined below), upon the consummation of or within the one (1) year following a Change of Control (as defined below), then, conditioned upon the execution and effectiveness of the Release (as defined below) by the Release Deadline Date (as defined below), 100% of the then unvested shares subject to the then-outstanding Restricted Stock awards and then-outstanding Stock Options described in this section above shall vest and if applicable, become exercisable, as of immediately prior to such termination.
For purposes of this agreement, “Cause” shall mean (1) your willful failure to perform the principal elements of your duties to the Company or any of its subsidiaries, which failure is not cured within 20 days following written notice to you specifying the conduct to be cured, (2) your conviction of, or plea of nolo contendere to, a felony (regardless of the nature of the felony) or any other crime involving dishonesty, fraud, or moral turpitude, (3) your gross negligence or willful misconduct (including but not limited to acts of fraud, criminal activity or professional misconduct) in connection with the performance of your duties and responsibilities to the Company or any of its subsidiaries, (4) your failure to substantially comply with the rules and policies of the Company or any of its subsidiaries governing employee conduct or with the lawful directives of the Board of Directors or the Chief Executive Officer of the Company, or (5) your breach of any non-disclosure, non-solicitation, non-competition or other restrictive covenant obligations to the Company or any of its subsidiaries. “Change of Control” shall mean the occurrence of any of the following events: (A) a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (A), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change of Control; or (B) a sale of all or substantially all of the Company’s assets.  Notwithstanding the foregoing, a transaction that does constitute a change in control event under Treasury Regulations Section 1.409A-3(i)(5)(v) will not be considered a Change of Control for these purposes. “Good Reason” shall mean the executive’s resignation due to the occurrence of any of the following conditions which occurs without the executive’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) the executive’s then-current base salary is reduced by more than 10%; (ii) a material reduction of the executive’s duties, authority, responsibilities or reporting relationship, relative to the executive’s duties, authority, responsibilities or reporting relationship as in effect immediately prior to such reduction; or (iii) the Company (or its successor) conditions the executive’s continued service on the executive being transferred to a site of employment that would increase his or her one-way commute by more than 35 miles from his or her then-principal residence.  In order for the executive to resign for Good Reason, the executive must provide written notice to the Company of the existence of the Good Reason condition within 30 days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have 30 days during which it may remedy the Good Reason condition and not be required to provide for the acceleration or severance payments, as applicable, described herein as a result of such proposed resignation. If the Good Reason condition is not remedied within such 30 day period, the executive may resign based on the Good Reason condition specified in the notice effective no later than 60 days following the expiration of the Company’s 30-day cure period.

If there is a change in ownership or control of the Company that would cause any payment or distribution by the Company or any other Person or entity to you or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by you with respect to such excise tax, the “Excise Tax”), then you will receive the greatest of the following, whichever gives you the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (a) the Payments or (b) one dollar ($1) less than the amount of the Payments that would subject you to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), then the reduction shall occur in the manner you elect in writing prior to the date of payment. If any Payment constitutes nonqualified deferred compensation or if you fail to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to you, until the reduction is achieved. All determinations required to be made under this paragraph including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by an independent certified public accounting firm selected by or acceptable to the Company and you (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by the Company.
Indemnification

The Company will enter into an Indemnification Agreement for Directors and Officers with you, effective as of your first day of employment. In addition, you shall be covered by the Company's standard insurance policy for directors and officers.

Benefits and Other Terms

You will be eligible to participate in XO Group’s benefits program starting with the first of the month following your first day of employment, subject to its terms and conditions. You will be eligible to participate in our 401(k) plan on the first of the month, after completion of 30 days of service, and our Employee Stock Purchase Plan after completion of 5 months of service. A full description of your benefits is contained in official plan documents that will be available to you. Please be advised that this letter describes policies and benefits currently available and that XO Group reserves the right to amend, change, and terminate its policies, programs, and employee benefit plans at any time during your employment or otherwise.
Vacation provides a period of rest, relaxation, and change of pace. All exempt employees of XO Group do not accrue vacation. Instead, it is up to you to decide how much you would like to take. It is up to you and your manager to ensure that you are providing a fair amount of work in exchange for the compensation we pay you. You are expected to meet work related deadlines and other job related commitments, but you may take as much paid vacation as you in your own discretion choose to take, consistent with your responsibilities to the Company, and to Clients and Customers, and the Company’s business needs. You will be given a copy of XO Group’s Ultimate Freedom Vacation Policy which will provide additional detail about this benefit.

Severance

If your employment is involuntarily terminated without cause by the Company or a successor entity or if you resign for Good Reason, you shall be entitled to receive, conditioned on the execution and effectiveness of a release to be provided by the Company on the date of such termination in a form customarily used by the Company for such purposes (the “Release”) and provided that such Release becomes effective no later than the 53rd day after your termination of or resignation from employment with the Company (the “Release Deadline Date”), the following severance benefits: (A) a lump-sum payment of an amount equal to your annual salary rate in effect immediately prior to such termination or resignation, and (B) if you timely elect to continue your health insurance coverage under the COBRA provisions following such termination or resignation, then the Company will pay 100% of your monthly premiums due for such COBRA coverage (less the active employee rate that will remain your responsibility) from the first date on which you lose health coverage as an employee of the Company (with any payments commencing after such date being made retroactively to such date) until the earliest of (i) the date that the Company has paid premiums for COBRA coverage for 12 months, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you receive substantially equivalent health insurance coverage in connection with new employment or self-employment, provided that such continuation coverage does not violate federal non-discrimination laws or rules applicable to such group health insurance plan(s) in a manner that adversely affects your employer or any of its affiliates, as determined by the Company in its sole discretion.

Subject to the Section 409A provisions described below, the Company shall pay the lump-sum payment in connection with such a termination or resignation on the first regular payroll date of the Company following the expiration of the Release Deadline Date and subject to your continued compliance with any covenants contained or incorporated by reference therein up to the date of such payment. An involuntary termination “without cause” shall mean a termination of employment by the Company other than for death, disability, or termination for Cause.

At-Will Employment
Please understand that, if employed by XO Group, your employment will be “at will,” meaning that either you or XO Group may terminate the relationship at any time, with or without cause or notice. Please also note that XO Group reserves the right to revise, supplement, or rescind any of its policies, practices, and procedures (including those described in the Employee Handbook) as it deems appropriate in its sole and absolute discretion.
Compliance with Section 409A of the Internal Revenue Code

For purposes of Internal Revenue Code Section 409A, the regulations and other guidance there under and any state law of similar effect (collectively “Section 409A”), each payment that is paid pursuant to this agreement is hereby designated as a separate payment. Although the Company does not guarantee any particular tax treatment, the parties intend that all payments made or to be made under this agreement comply with, or are exempt from, the requirements of Section 409A so that this agreement will be interpreted in a manner consistent with that intent. Specifically, any severance payments made in connection with your separation from service under this agreement and paid on or before the 15th day of the 3rd month following the end of your first tax year in which your separation from service occurs or, if later, the 15th day of the 3rd month following the end of the Company’s first tax year in which your separation from service occurs, shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(4) and any additional severance provided in connection with your separation from service under this agreement shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) (to the extent it is exempt pursuant to such section it will in any event be paid no later than the last day of your 2nd taxable year following the taxable year in which your separation from service occurs). Notwithstanding the foregoing, if any of the payments provided in connection with your separation from service do not qualify for any reason to be exempt from Section 409A and you are, at the time of your separation from service, a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), each such payment will not be made until the first regularly scheduled payroll date of the 7th month after your separation from service and, on such date (or, if earlier, the date of your death), you will receive all payments that would have been paid during such period in a single lump sum, and any remaining payments due under this agreement will be payable in accordance with the payment schedule applicable to each payment or benefit. In addition, to the extent that any reimbursement of expenses or in-kind benefits provided in this agreement or otherwise are subject to the provisions of the Section 409A, any such payments, reimbursements and/or benefits (i) shall be paid or reimbursed promptly but no later than December 31 of the calendar year following the year in which the expense was incurred, (ii) shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other taxable year, and (iii) shall not be subject to liquidation or exchange for another benefit. No severance pay or benefits to be paid or provided to you will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A.

For purposes of this agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A.

No Violation of Contract
By accepting this offer of employment, you represent and warrant that you are honoring all of the provisions of any agreement between you and any current or former employer (including all provisions that remain in effect after your employment is terminated), and that your acceptance of employment with XO Group is not a violation of any agreement with any third party under which you incur any obligations that conflict with or will otherwise prevent you from performing your obligations with XO Group. Additionally, please be advised that it is XO Group’s corporate policy not to obtain or use any confidential information, proprietary information or trade secrets of its competitors or others, unless it is properly obtained from sources permitted to disclose such information. By signing this letter below, you are acknowledging that you have been advised of this policy and that you accept and will abide by this policy. It is not our intention or desire to make use of any proprietary information to which you may have had access during your previous employment. You are being hired to apply for XO Group, and are expected to apply for XO Group, only the general, non-trade secret skills and knowledge that you have developed throughout your career and that you are free to use under all applicable federal and state laws. In the event that you are in possession of any confidential non-public information by virtue of your prior employment, you further agree that you will not engage and have not engaged in any activity that is inconsistent with the rights of such prior employer which could subject XO Group, its parent companies and affiliates or any of its employees to liability.
Paul, please indicate your acceptance of this offer and the attached Non-Disclosure, Non-Competition and Invention Assignment Agreement by responding via electronic signature. I am excited to work together!

Warmest Regards,

/s/ Michael Steib

Michael Steib
CEO
XO Group Inc.

By signing, dating and returning this letter, you accept our offer of employment.

/s/ Paul Bascobert                    September 8, 2016

Paul Bascobert                        Date